                                                                    EXHIBIT 10.3


                                 PROMISSORY NOTE


U.S. $30,000,000                                               June 19, 1998


         FOR VALUE RECEIVED, the undersigned, CONSO PRODUCTS COMPANY, a South Carolina corporation ("Conso"), and SIMPLICITY PATTERN CO., INC., a Delaware corporation ("Simplicity") (hereinafter Conso and Simplicity are sometimes collectively referred to as the "Borrowers"), jointly and severally promise to pay to the order of

         NATIONSBANK, N.A., a national banking association (the "Bank") at its office in Charlotte, North Carolina (or at such other place or places as the Bank may designate) the principal sum of up to

         THIRTY MILLION DOLLARS (U.S. $30,000,000), or such lesser amount as may constitute the unpaid principal amount of the Dollar Advances (as hereinafter defined), pursuant to the terms and conditions hereinafter set forth and the terms and conditions set forth in that certain Modified and Restated Loan Agreement, dated June 19, 1998, executed by and among the Borrowers and the Bank (the "Loan Agreement").

         Advances. The Borrowers, in accordance with the terms hereof, may from time to time until December 1, 2000 (the "Termination Date") request advances from the Bank in U.S. dollars (hereinafter the "Dollar Advances") in an aggregate amount up to $30,000,000 less the outstanding principal amount of all loans made pursuant to that certain Promissory Note dated June __, 1998 executed by British Trimmings Limited ("Trimmings") in favor of the Bank in the original face amount of (pound)7,000,000 (the "Sterling Note") (such amount is hereinafter referred to as the "Dollar Committed Amount"). Upon receipt of such a request for a Dollar Advance hereunder, the Bank shall make any such Dollar Advance hereunder available to the Borrowers on the date requested for such Advance on the terms and conditions set forth herein and in the Loan Agreement; provided, however, the Bank shall not be obligated to make such advance unless the Borrowers have satisfied the conditions set forth in Section 2.05 of the Loan Agreement.

         Principal. The outstanding principal balance of the Dollar Advances shall be due and payable on the Termination Date.

         Interest. Dollar Advances hereunder shall bear interest on the outstanding balance hereunder at a per annum interest rate equal to the Floating LIBOR Rate plus the Applicable Margin. For purposes hereof, "Floating LIBOR Rate" means the fluctuating interest rate per annum for the London InterBank Offered Rates (LIBOR) one month rate quoted in the "Money Rates" section of The Wall Street Journal. Changes in the Floating LIBOR Rate shall be effective for purposes of this Note on the dates of such changes. Unless otherwise agreed, accrued interest with respect to each Dollar Advance shall be payable in arrears on the first day of each month. Whenever a payment on this Note is stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day with interest


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accruing to the date of payment. Interest hereunder shall be computed on the basis of actual number of days elapsed over a year of 360 days.

         Unused Fee. The Borrowers shall pay the Bank a commitment fee on the unused amount of the Dollar Committed Amount during each calendar quarter in an amount equal to the average unused amount of the Dollar Committed Amount for each such calendar quarter multiplied by the Applicable Percentage. Such commitment fee for any calendar quarter shall be payable in arrears on the first day of the following calendar quarter. The commitment fee shall be computed on the basis of actual number of days elapsed over a year of 360 days.

         Applicable Margin. Applicable Margin means the following percentages determined and adjusted quarterly on the first day of the month following the receipt by the Bank of Conso's Form 10-Q for any fiscal quarter or Form 10-K for any fiscal year and based on the following levels of the ratio of Consolidated Funded Indebtedness (as defined in the Loan Agreement and as computed on the last day of such fiscal quarter or such fiscal year) to Consolidated EBITDA (as defined in the Loan Agreement and as computed for the twelve months then ended) (the "Consolidated Leverage Ratio") as set forth in a letter from Conso to the Bank accompanying such Form 10-Q or Form 10-K:

---------------------------------------------------------------------------------
                                    APPLICABLE MARGIN
                                    FOR FLOATING LIBOR         APPLICABLE MARGIN
CONSOLIDATED LEVERAGE RATIO         RATE ADVANCES              FOR COMMITMENT FEE
---------------------------------------------------------------------------------
>2.75 to 1.0                        1.75%                      .35%
---------------------------------------------------------------------------------
>1.75 to 1.0 but <=2.75 to 1.0      1.50%                      .30%
---------------------------------------------------------------------------------
>1.25 to 1.0 but <=1.75 to 1.0      1.25%                      .25%
---------------------------------------------------------------------------------
>.75 to 1.0 but <=1.25 to 1.0       1.00%                      .20%
---------------------------------------------------------------------------------
<=.75 to 1.0                         .75%                      .15%
---------------------------------------------------------------------------------

         Supersession. It is understood and agreed by the Bank and the Borrowers that this Note amends, restates, supplements and supersedes in all respects the promissory note dated November 25, 1996 in the original principal amount of up to $15,000,000 heretofore issued by Conso to the Bank.

         Payments. All payments made on this Note shall be in U.S. dollars. Subject to the conditions set forth herein and in the Loan Agreement, amounts repaid may be reborrowed.

         Prepayments. The Borrowers may repay this Note in whole or in part at any time without any penalty whatsoever.

         Capital Adequacy. If the Bank shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of materially reducing the rate of return on the Bank's capital


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or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy), then from time to time, within 15 days after written demand by the Bank the Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. Upon determining in good faith that any additional amounts will be payable pursuant to this Section, the Bank will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. Determination by the Bank of amounts owing under this paragraph shall, absent evidence of error, be binding on the parties hereto. Failure on the part of the Bank to demand compensation for any period hereunder shall not constitute a waiver of the Bank's rights to demand any such compensation in such period or in any other period.

         Taxes. All payments made by the Borrowers hereunder will be made without (but without waiving any rights with respect to) setoff or counterclaim. Promptly upon notice from the Bank to the Borrowers, the Borrowers will pay, prior to the date on which penalties attach thereto, but without duplication, all present and future, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of advances hereunder (all such taxes, levies, costs and charges being herein collectively called "Taxes"), provided that Taxes shall not include taxes imposed on or measured by the income of the Bank by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any foreign office, branch or subsidiary of the Bank by any foreign country of subdivision thereof in which that office, branch or subsidiary is doing business. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrowers will at the request of the Bank, furnish to the Bank evidence, in form and substance satisfactory to the Bank, that the Borrowers have met their obligations under this paragraph. The Borrowers will indemnify the Bank against, and reimburse the Bank on demand for, any Taxes, as determined by the Bank in its good faith discretion. The Bank shall provide the Borrowers with appropriate receipts for any payments or reimbursements made by the Borrowers pursuant to this Section.

         Events of Default. Upon the occurrence of an Event of Default under the Loan Agreement, (a) this Note and all other debts due the Bank by the Borrowers shall immediately become due and payable upon written notice to the Borrowers (except that in the case of any Event of Default relating to a bankruptcy petition filed by either Borrower, this Note and all other debts due the Bank shall become immediately due and payable without the necessity of demand or other action by the Bank) without the necessity of any other demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers, (b) the then remaining unpaid principal amount and accrued but unpaid interest shall bear interest at a per annum rate equal to the prime rate of NationsBank (as it changes from time to time) plus two percent (2%) until such principal and interest has been paid in full and (c) regardless of the adequacy of the collateral, the Bank shall have the right, immediately and without further action by it, to set-off against this Note all money owed by the Bank in any capacity to either Borrower, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto.


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
         No Waiver. No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall it preclude any other or further exercise thereof. The Borrowers assent to any one or more extensions or postponements of the time of payment or other indulgences, to any substitutions, exchanges or releases of collateral if at any time there is collateral available to the holder of this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

         Late Charge. Should any payment due hereunder be in default for more than fifteen (15) days, there may be imposed, to the extent permitted by law, a delinquency charge not to exceed four percent (4%) of such payment in default. In addition, at the option of the Bank, any accrued and unpaid interest, fees or charges may, for purposes of computing accruing interest on a daily basis after the due date for such interest fees or charges, be deemed to be a part of the principal balance thereof, and interest shall accrue on a daily compounded basis after such date at the rate provided for hereunder until the entire balance of principal and interest is paid in full.

         Notices. All notices and other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

                  (a)      If to the Borrowers:

                           c/o Conso Products Company
                           513 North Duncan Bypass
                           P.O. Box 326
                           Union, South Carolina 29379
                           Attn: Mr. S. Duane Southerland, Jr.
                           Telephone: 864-427-9004
                           Telecopy: 864-427-8820

                           with a copy to:

                           Kennedy Covington Lobdell & Hickman, L.L.P.
                           NationsBank Corporate Center
                           Suite 4200
                           100 N. Tryon Street
                           Charlotte, North Carolina 28202-4006
                           Attn: Sean M. Jones
                           Telephone: (704) 331-7400
                           Telecopy: (704) 331-7598




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                  (b)      If to the Bank:

                           NationsBank, N.A.
                           NationsBank Plaza, NC1-002-03-10
                           Charlotte, North Carolina 28255
                           Attention: William A. Serenius
                           Telephone: (704) 386-8577
                           Telecopy: (704) 386-1023

         Attorneys' Fees. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrowers will pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

         Choice of Law. This Note shall be governed by and construed in accordance with, the laws of the State of North Carolina. In addition, the Borrowers hereby consent and submit to the jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina.

         Joint and Several Obligations. The obligations of the Borrowers hereunder shall be joint and several.








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
         IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed under seal by its duly authorized officers as of the day and year first above written.

                                    CONSO PRODUCTS COMPANY

ATTEST:

By  /s/ Konstance J.K. Findlay      By  /s/ J. Cary Findlay
  -----------------------------       ------------------------------------------

Title  Secretary                    Title  Chairman
     --------------------------          ---------------------------------------

       (Corporate Seal)



                                    SIMPLICITY PATTERN CO., INC.

ATTEST:

By  /s/ Frank J. Rizzo              By  /s/ Louis R. Morris
  -----------------------------       ------------------------------------------

Title  Secretary                    Title  President and Chief Executive Officer
     --------------------------          ---------------------------------------

       (Corporate Seal)






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
                                SCHEDULE A TO THE
                           $30,000,000 PROMISSORY NOTE
                               DATED JUNE 19, 1998



                                                                                  Name of
             Principal                                                            Person
             Amount of       Applicable                 Payment                   Making
 Date         Advance      Interest Rate       Principal        Interest         Notation
 ----        ---------     -------------       ---------        --------         --------

















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